SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549


                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): November 25, 1996


                   FLORIDA GAMING CORPORATION
        (Exact name of registrant as specified in charter)


   Delaware                0-9099                  59-1670533
(State or other          (Commission              (IRS Employer
jurisdiction of          File Number)             Identification
incorporation)                                    No.)


1750 South Kings Highway
Fort Pierce, Florida                                   34945-3099
(Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code: (407) 464-7500


                         Not Applicable
                 (Former name or former address,
                  if changed since last report.)

             INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.   Other Events.

      On November 25, 1996, Florida Gaming Corporation (the "Registrant") entered into an Assets Purchase Agreement dated as of November 20, 1996 (the "Agreement") between the Registrant, Florida Gaming Centers, Inc. (the "Subsidiary"), and WJA Realty Limited Partnership (World Jai-Alai) ("WJA"), pursuant to which the Subsidiary (a wholly owned subsidiary of Registrant) has agreed to acquire all of the tangible and intangible properties and assets owned by WJA. Upon the terms and subject to the conditions set forth in the Agreement, the Registrant will acquire WJA's jai-alai and inter-track wagering facilities located in Miami, Tampa and Ocala, Florida.

     The assets expected to be acquired will be combined with the Registrant's current Ft. Pierce Jai-Alai and Inter-Track Wagering operations into the Subsidiary.

     Following is a brief description of the three jai-alai and inter-track wagering facilities expected to be acquired:


                                       Size of      Number
                          Number      Building     of Gaming
          Location       of Acres      Sq. Ft.       Seats*

           Miami          25.50        165,000       4389

           Tampa          34.21        114,000       3500

           Ocala          47.98         63,333       1774
                         ______        _______       ____
           Totals        107.69        342,333       9663*

     *These figures do not include up to approximately 1,000 future gaming positions that are expected to result from the proposed addition of cardrooms.

     The consideration for the proposed acquisition includes (i) the cancellation of WJA's bank notes and related obligations recently acquired by the Registrant from the Bank of Oklahoma, NA, (ii) the retention by WJA of 200,000 shares of the Registrant's common stock currently owned by WJA, and (iii) a profit sharing arrangement described in more detail below. The Registrant will assume all liabilities of WJA arising in the ordinary course of the business, subject to certain limitations and exceptions. The Registrant will also assume the principal amount outstanding under a $500,000 promissory note owed to Wheeler-Phoenix, Inc., with the terms amended to provide for repayment of principal over a ten year period following the closing in equal annual installments and an annual interest rate of 6%.

     The profit sharing arrangement will be based on the Subsidiary's net profits, as defined, before income taxes. The Company will pay WJA 20% of the cumulative net profits of the Subsidiary for each of the ten full calendar years 1997 through 2006, subject to a cumulative $1,000,000 per year cap described below. The cumulative $1,000,000 cap is equal to the product of $1,000,000 multiplied by the number of years in the ten-year period completed, minus the sum of all amounts previously paid under the 20% profit sharing arrangement. In addition, if the Subsidiary has net profits in any calendar year during the ten-year period in excess of $5,000,000, but does not receive a 20% payment on the entire amount because of the cumulative $1,000,000 per year cap, the Subsidiary shall pay WJA 5% of the portion of the net profits on which the 20% payment is not made. No net profit payments will be due for any year after the ten year period. If during the ten year period, the Subsidiary disposes of any of its significant assets or operations, then WJA would be entitled to receive an amount equal to ten percent of the Subsidiary's gain, if any, on the disposition.

        Upon consummation of the transactions contemplated in the Agreement, two principals of WJA, Roger M. Wheeler, Jr. and Richard P. Donovan, are expected to be named to the Registrant's Board of Directors. In addition, Mr. Wheeler is expected to enter into a ten-year consulting agreement with the Subsidiary, with annual compensation of $100,000 during the first five years of the agreement and annual compensation of $50,000 during the second five years of the agreement. Mr. Donovan is expected to enter into a five-year consulting agreement with the Subsidiary, with annual compensation of $240,000, plus certain benefits.

        Consummation of the transaction is expected to occur on or about December 31, 1996 and is subject to customary conditions including, among other things, receipt of regulatory approvals. The terms of the transaction were determined through arm's-length negotiations between the Registrant and WJA.

        The foregoing description of the transaction is qualified in its entirety by the express terms of the Agreement which is filed as Exhibit 10.1 to this Form 8-K.

        During 1996, the Florida legislature authorized card rooms at licensed pari-mutuel facilities in Florida beginning January 1997. The card rooms will be administered and regulated by the State of Florida Division of Pari-Mutuel Wagering of the Department of Business and Professional Regulation. Games will be limited to non-banked poker games. Operation of the card rooms is subject to approval by the county commission in which the licensed pari-mutuel facility is located. Local county commission approval has been received in Hillsborough County (Tampa) and Dade County (Miami). On November 26, 1996, the county commission in St. Lucie County
(Ft. Pierce) declined by a vote of 3 to 2 to approve card room operations;
the Registrant expects to request that the commission reconsider its action
during the first quarter of 1997.   The Registrant has not yet requested that
Marion County (Ocala) take action with respect to local approval.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Not applicable.

     (b)  Not applicable.

     (c)  Exhibits.

          Exhibit 10.1 -- Assets Purchase Agreement dated as of November 20, 1996 between the Registrant, Florida Gaming Centers, Inc., and WJA Realty Limited Partnership (World Jai-Alai). Omitted from this Exhibit, as filed, are the schedules and annexes as referenced in the Agreement. The Registrant will furnish supplementally a copy of any such schedules and annexes to the Commission upon request.



                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        FLORIDA GAMING CORPORATION



                        By /s/ Timothy L. Hensley

                          Timothy L. Hensley
                          Executive Vice President,
                          Treasurer
                          and Chief Financial Officer

                          Date: November 26, 1996